Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT FIRST
QUARTER RESULTS
CUYAHOGA FALLS, Ohio, May 12, 2008 — Associated Materials (the “Company”) today announced results for its first quarter ended March 29, 2008. Financial highlights are as follows:
•	Net sales for the quarter ended March 29, 2008 were $200.9 million, a 7.9% decrease from net sales of $218.2 million for the same period in 2007.
•	Adjusted EBITDA was $0.3 million for the first quarter of 2008 compared to adjusted EBITDA of $4.9 million for the same period in 2007.
•	Net loss for the first quarter of 2008 was $7.8 million compared to a net loss of $4.6 million for the same period in 2007.
Tom Chieffe, President and Chief Executive Officer, commented, “The first quarter has proven difficult due to the ongoing weakness in the domestic housing market and the U.S. economy as a whole, resulting in sales declines across all of our product categories. Furthermore, we currently anticipate the decline in the housing market and general economy to persist throughout 2008. As such, we continue to focus on controlling expenses and executing our operational improvements to help mitigate the impact of this downturn on our operating results.”
Earnings Conference Call
Management will host its first quarter earnings conference call on Monday, May 12th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 640-9765 and the conference call identification number is 21396811. A replay of the call will be available through May 19th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended March 29, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 29,	March 29,	March 29,	March 29,
	2008	2008	2008	2008
Net sales	$200,878	$—	$—	$200,878

Gross profit	44,613	—	—	44,613

Selling, general and administrative expense	50,128	—	—	50,128

Manufacturing restructuring costs	845	—	—	845

Loss from operations	(6,360)	—	—	(6,360)

Interest expense, net	5,867	11,107	—	16,974
Foreign currency loss	78	—	—	78

Loss before income taxes	(12,305)	(11,107)	—	(23,412)
Income tax benefit	(4,552)	(4,086)	—	(8,638)

Loss before equity loss from subsidiaries	(7,753)	(7,021)	—	(14,774)
Equity loss from subsidiaries	—	(7,753)	7,753	—

Net loss	$(7,753)	$(14,774)	$7,753	$(14,774)

Other Data:
EBITDA (a)	$(785)
Adjusted EBITDA (a)	263

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended March 31, 2007
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2007	2007	2007
Net sales	$218,164	$—	$—	$218,164

Gross profit	47,716	—	—	47,716

Selling, general and administrative expense	49,100	—	—	49,100

Loss from operations	(1,384)	—	—	(1,384)

Interest expense, net	6,993	9,983	—	16,976
Foreign currency gain	(6)	—	—	(6)

Loss before income taxes	(8,371)	(9,983)	—	(18,354)
Income tax benefit	(3,733)	(8,362)	—	(12,095)

Loss before equity loss from subsidiaries	(4,638)	(1,621)	—	(6,259)
Equity loss from subsidiaries	—	(4,638)	4,638	—

Net loss	$(4,638)	$(6,259)	$4,638	$(6,259)

Other Data:
EBITDA (a)	$4,048
Adjusted EBITDA (a)	4,866

(a)	EBITDA is calculated as net loss plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net loss to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter Ended	Quarter Ended
	March 29, 2008	March 31, 2007
Net loss	$(7,753)	$(4,638)
Interest expense, net	5,867	6,993
Income tax benefit	(4,552)	(3,733)
Depreciation and amortization	5,653	5,426

EBITDA	(785)	4,048
Foreign currency (gains) loss	78	(6)
Separation costs (b)	—	699
Amortization of management fee (c)	125	125
Manufacturing restructuring costs (d)	845	—

Adjusted EBITDA	$263	$4,866

(b)	For the quarter ended March 31, 2007, the amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	During the quarter ended March 29, 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began using a third party distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. For the quarter ended March 29, 2008, the amount represents asset impairment costs and costs incurred to relocate manufacturing equipment.

Results of Operations
Net sales decreased 7.9%, or $17.3 million, during the first quarter of 2008 compared to the same period in 2007 primarily due to decreased unit volumes across all product categories, partially offset by the benefit from the stronger Canadian dollar. During the first quarter of 2008 compared to the same period in 2007, vinyl window unit volumes decreased by 6%, while vinyl siding unit volumes decreased by 21%. Gross profit in the first quarter of 2008 was $44.6 million, or 22.2% of net sales, compared to gross profit of $47.7 million, or 21.9% of net sales, for the same period in 2007. The increase in gross profit as a percentage of net sales was primarily a result of the impact of cost reduction initiatives started in the prior year and the benefit of the stronger Canadian dollar, partially offset by reduced leverage of fixed manufacturing costs due to lower sales volumes and increased freight costs. Selling, general and administrative expense increased to $50.1 million, or 25.0% of net sales, for the first quarter of 2008 versus $49.1 million, or 22.5% of net sales, for the same period in 2007. Selling, general and administrative expense for the quarter ended March 31, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer. Excluding these costs, the increase in selling, general and administrative expense was due primarily to the translation impact on Canadian expenses and increased building and truck lease expenses in the Company’s supply center network, partially offset by reduced consulting expenses.
During the first quarter of 2008, the Company committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility and began transitioning to a third party distribution center located in Ashtabula, Ohio. In addition, the Company committed to relocating certain vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. For the quarter ended March 29, 2008, the Company recorded $0.8 million of manufacturing restructuring costs related to asset impairments and costs incurred to relocate manufacturing equipment. The Company anticipates the relocation of the vinyl siding production to be completed by the end of the second quarter and the transition of distribution operations by the end of the third quarter.
The consolidating financial information included herein for the quarters ended March 29, 2008 and March 31, 2007 includes the Company and its indirect parent company, AMH Holdings (“AMH”), which conducts all of its operating activities through the Company. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH reported a consolidated net loss of $14.8 million for the quarter ended March 29, 2008 compared to $6.3 million for the same period in 2007.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $84.4 million by March 29, 2008, are not guaranteed by either the Company or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long- term debt, including that of its consolidated subsidiaries, was $743.3 million as of March 29, 2008.
Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Investcorp is a leading provider and manager of alternative investment products. It has offices in New York, London and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP). Investcorp has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Founded in 1982, Investcorp has grown to become one of the largest and most diverse alternative investment managers in terms of both product offerings and geography. It currently has over $10 billion in invested assets under management. Further information is available at www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Cyndi Sobe
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

	Quarter Ended	Quarter Ended
	March 29,	March 31,
	2008	2007
Vinyl windows	$69,688	$74,489
Vinyl siding products	44,134	53,085
Metal products	39,344	41,110
Third party manufactured products	32,933	34,177
Other products and services	14,779	15,303

	$200,878	$218,164

Selected Balance Sheet Data (in thousands)

	March 29, 2008
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$4,334	$—	$4,334
Accounts receivable, net	121,523	—	121,523
Inventories	154,471	—	154,471
Accounts payable	72,653	—	72,653
Accrued liabilities	50,439	—	50,439
Total debt	255,368	403,521	658,889

	December 29, 2007
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$21,603	$—	$21,603
Accounts receivable, net	138,653	—	138,653
Inventories	137,015	—	137,015
Accounts payable	80,082	—	80,082
Accrued liabilities	64,618	—	64,618
Total debt	226,000	392,677	618,677
Selected Cash Flow Data (in thousands)

	Quarter	Quarter
	Ended	Ended
	March 29,	March 31,
	2008	2007
Net cash used in operating activities	$(37,860)	$(20,593)
Capital expenditures	4,248	1,793
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,118	3,973
Borrowings under the Company’s revolving loan	29,368	18,737
Cash paid for interest	1,219	2,077
Cash paid for income taxes	9,290	5,405